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NEXCEN BRANDS ACQUIRES PRETZEL TIME® AND
 PRETZELMAKER® FRANCHISE CONCEPTS

Acquisitions Will Bolster NexCen’s Quick Service Restaurant (“QSR”) Operating Vertical

NEW YORK, August 7, 2007 -- NexCen Brands, Inc. (Nasdaq: NEXC) ("NexCen") announced today that it has acquired the assets of Pretzel Time Franchising, LLC (“Pretzel Time®”) and Pretzelmaker Franchising, LLC (“Pretzelmaker®”), which are wholly owned subsidiaries of Mrs. Fields Famous Brands, LLC (“Mrs. Fields”). The combined purchase price for the transaction is $29.4 million, and consists of $22.1 million of cash, and NexCen common stock valued at approximately $7.3 million. These transactions double the number of brands in NexCen’s quick service restaurant (QSR) portfolio, which also includes the premium, hand-mixed ice cream chains MaggieMoo’s® and Marble Slab Creamery®.

As of June 30, 2007, Pretzel Time and Pretzelmaker had a combined 376 franchised or licensed units worldwide. Of those, 327 are in the United States, with the remaining 49 international locations located in six countries. For the trailing twelve months ended June 30, 2007, aggregate unaudited revenues for the Pretzel Time and Pretzelmaker brands were approximately $6.4 million. NexCen estimates that aggregate revenues for the two businesses for the full year 2007 will be approximately $6.7 million. Based upon the partial year of ownership, NexCen expects to recognize approximately $2.7 million of revenue from the businesses for the remainder of 2007. NexCen expects these transactions to be accretive in 2007 and, after integration into NexCen’s operations, to generate combined operating margins of approximately 60%, consistent with NexCen’s expectations for its QSR franchising operations.

Commenting on the acquisitions, Robert W. D'Loren, President and CEO of NexCen, stated, “Pretzel Time and Pretzelmaker are representative of the types of acquisition opportunities that NexCen has targeted to grow our QSR vertical and to increase sales in our existing ice cream concepts. Our business model is based upon leveraging synergistic relationships between our brands to deliver value to our stakeholders. The addition of these companies to our QSR portfolio provides NexCen with an additional 376 doors for the delivery of quality branded products, and broadens our franchise offering for interested franchise investors.”

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Stephen Russo, President and Chief Executive Officer of Mrs. Fields, added, “NexCen Brands’ acquisition of Pretzel Time and Pretzelmaker will enable Mrs. Fields to focus on our core business strategy, with the comfort and confidence that NexCen’s franchise model will continue to build these brands. We’ll be exploring opportunities to invest in our remaining brand portfolio in accordance with our indenture requirements.”

The Company will discuss this transaction in further detail in its Q2 earnings conference call scheduled for Friday August 10, 2007 at 9:00 am EST.

About NexCen Brands, Inc. (http://www.nexcenbrands.com)

NexCen Brands, Inc. is the premier 21st century brand acquisition and management company focused on assembling a diversified portfolio of intellectual property (IP) centric companies operating in the consumer branded products and franchise industries. The Company owns, licenses, franchises and markets a growing portfolio of consumer and franchise brands including The Athlete's Foot®, Bill Blass®, MaggieMoo's®, Marble Slab Creamery®, Pretzel Time®, Pretzelmaker® and Waverly®. The Company licenses and franchises its brands to a network of leading retailers, manufacturers and franchisees that touch every major segment of retail distribution from the luxury market to the mass market in the U.S. and in over 50 countries around the world, and consists of more than 1,500 franchised stores. NexCen, through its information technology (IT) and franchisee support systems and advertising, marketing and public relations team, markets its brands to continually drive greater consumer awareness and brand equity for each of its brands. NexCen touches nearly every aspect of a consumer's lifestyle from the food they eat to the furnishings in their homes and the clothes and footwear they purchase.

About Pretzel Time® and Pretzelmaker®

Pretzel Time® introduced its famous soft pretzel in Trumbull, CT in October 1991. Since then, Pretzel Time has grown to become one of the leaders in the soft pretzel category, specializing in offering steaming hot, fresh-baked pretzels twisted by our trained pretzel rollers, pretzel dogs, freshly squeezed lemonade, and cold beverages. As of June 30, 2007, there were 191 Pretzel Time stores located in 30 states domestically and 4 international locations in Trinidad, Panama, Jordan, and Guatemala. Also founded in 1991, Pretzelmaker® has been offering fresh, hand-twisted pretzels, pretzel dogs, freshly squeezed lemonade, and cold beverages for more than 15 years. As of June 30, 2007 there were 136 Pretzelmaker stores located in 33 states domestically as well as 45 international stores in Canada and Guam. Under Mrs. Fields, Pretzelmaker and Pretzel Time were headquartered in Salt Lake City, UT.

Forward-Looking Statement Disclosure

This press release contains "forward-looking statements," as such term is used in the Securities Exchange Act of 1934, as amended. Such forward-looking statements include those regarding expectations for the development of the new IP strategy business, and expectations for the performance of Pretzel Time and Pretzelmaker. When used herein, the words "anticipate," "believe," "estimate," "intend," "may," "will," "expect" and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties. They are not guarantees of future performance or results. The Company's actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include: (1) we may not be successful in implementing our business strategy, (2) we depend on the success of our licensees and franchisees for future growth (3) we may not be successful in operating or expanding either Pretzel Time or Pretzelmaker or integrating these acquisitions into our IP business strategy, (4) our marketing and franchising concepts and programs may not result in increased revenues, expansion of our franchise network or increased value for our trademarks and franchised brands, and (5) other factors discussed in our filings with the Securities and Exchange Commission. NexCen undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information about these transactions, or about NexCen please visit our website at www.nexcenbrands.com.

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